Filed Pursuant to Rule 433

Registration No. 333-261901

$1.14bn+ Santander Consumer (SDART) 2023-4 Subprime Auto ABS ** PRICED **

Issuer : Santander Consumer USA (SDART)

Lead Managers: Societe Generale (str), BMO, Santander

Co-Managers : CastleOak Securities and Ramirez & Co.

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL^	MDY/F**	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX

A-1	126.280	0.13	<RETAINED>
A-2	479.000	0.82	Aaa/AAA	3-20	04/2025	02/2027	I-Curv	+ 85	6.262	6.18	99.99880
A-3	218.370	2.10	Aaa/AAA	20-31	03/2026	04/2028	I-Curv	+ 90	5.809	5.73	99.98064
B	152.240	3.00	Aaa/AA	31-41	01/2027	12/2028	I-Curv	+ 120	5.848	5.77	99.97828
C	164.870	3.88	A1/A	41-49	09/2027	12/2031	I-Curv	+ 160	6.124	6.04	99.97509

^	WAL to 1.50% ABS to 10% Clean-Up Call
**	Expected Ratings

-	Transaction Details-
*	Offered Size : $1,014.480mm (No Grow)
*	BBG Ticker : SDART 2023-4
*	Format : SEC Registered
*	Speed : 1.50% ABS to 10% Call
*	Ratings : Moody’s, Fitch
*	ERISA Eligible: Yes
*	Risk Retention: US Compliant (not EU compliant)
*	Exp. Pricing : *Priced*
*	Exp. Settle : August 23, 2023
*	First Pay Date: September 15, 2023
*	Min Denoms : $1k x $1k
*	B&D : Societe Generale
*

Santander Consumer USA has mandated Societe Generale as the transaction’s DE&I coordinator to assist in the placement of securities, including, but not limited to, retention bonds allocated to the DE&I Co-Managers: CastleOak Securities, L.P. and Ramirez & Co., Inc.

-Available Materials-

*	Prelim Prospectus, Ratings FWP, and CDI : Attached
*	Intex Deal Name : xsdar2304 Password : UKA6
*	Dealroadshow : https://dealroadshow.com | Password : SDART234 (Case Sensitive)

Direct Link : https://dealroadshow.com/e/SDART234

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.